EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-227879) and on Form S-8 (No. 333-223991) of Global Self Storage, Inc. of our report dated April 1, 2019, with respect to the consolidated balance sheets of Global Self Storage, Inc. as of December 31, 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2018 and related notes and financial statement schedule III (collectively, the “consolidated financial statements”) included in this Amendment on Form 10-K/A to its Annual Report on Form 10-K of Global Self Storage, Inc. for the year ended December 31, 2019.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 27, 2020